    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1997
     REGISTRATION STATEMENT NO. 333-31775

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               _________________


                              AMENDMENT NO. 4 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               _________________

                    SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                           7382                  87-0467198
  (State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)   Identification No.)

2101 SOUTH ARLINGTON HEIGHTS ROAD, ARLINGTON HEIGHTS, ILLINOIS 60005-4142
-------------------------------------------------------------------------
(847)956-8650
-------------
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                JAMES S. BRANNEN
                                   PRESIDENT
                    SECURITY ASSOCIATES INTERNATIONAL, INC.
2101 SOUTH ARLINGTON HEIGHTS ROAD, ARLINGTON HEIGHTS, ILLINOIS 60005-4142
-------------------------------------------------------------------------
(847)956-8650
-------------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                                ________________

                                  Copies to:
                               JEROLD N. SIEGAN
                           SACHNOFF & WEAVER, LTD.
                        30 S. WACKER DRIVE, 29TH FLOOR
                        CHICAGO, ILLINOIS  60606-7484
                         TELEPHONE NO. (312) 207-1000
                                ________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
     From time to time after this Registration Statement becomes effective.
                               _________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES   AMOUNT TO BE            OFFERING          AGGREGATE OFFERING         AMOUNT OF
        TO BE REGISTERED             REGISTERED          PRICE PER SHARE(1)       PRICE(1)            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value     2,778,088 shares(2)         $6.00            $16,668,528.00            $5,051.07
-----------------------------------------------------------------------------------------------------------------------------
Warrants                           2,000,000 warrants             $0                        $0                   $0
=============================================================================================================================

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the expected offering price of the Common Stock.
(2) 778,088 of which shares are also registered for resale, with the consent of the Registrant, by (i) certain stockholders of the Company; (ii) persons who are holders of currently exercisable options; and (ii) persons who receive shares covered by this Registration Statement in connection with acquisitions and who may wish to sell such shares under circumstances requiring or making desirable use of the Prospectus contained herein.
     Also includes 2,000,000 shares which may be issued pursuant to the exercise of the Warrants.
                               _________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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


                SUBJECT TO COMPLETION, DATED OCTOBER 20, 1997


PROSPECTUS


                              2,778,088 SHARES AND
                               2,000,000 WARRANTS

                    SECURITY ASSOCIATES INTERNATIONAL, INC.

                                  COMMON STOCK
                                      AND
                                    WARRANTS

     This Prospectus relates to 2,000,000 shares of common stock, $.001 par value per share ("Common Stock") and warrants to purchase up to 2,000,000 of said shares of Common Stock (the "Warrants"), which may be offered and issued by Security Associates International, Inc. (the "Company"): (i) in connection with offerings to independent security alarm system sales and installation organizations ("Dealers") to induce them to enter into long term contractual relationships with the Company (the "Dealer Program") which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness under Rule 415(a)(1)(ix) of Regulation C promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (ii) in connection with acquisitions of other businesses, real or personal properties, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C; and (iii) or otherwise under Rule 415 of Regulation C promulgated under the Securities Act. The Common Stock offered in the Dealer Program under Rule 415(a)(1)(ix) will be issued by the Company at an assigned value of $6.00 per share, although no cash outlay or capital investment will be made by the Dealers for such shares. The Company will receive no proceeds from the issuance of Common Stock to the Dealers.


    This Prospectus also covers 778,088 shares of Common Stock which may be offered for sale by certain selling stockholders ("Selling Stockholders") under Rule 415(a)(1)(i) and 415(a)(1)(iii). See "Securities Covered by this Prospectus."


     Dealers receiving Common Stock or Warrants under the Dealer Program will be assuming several risks related to the securities they receive. Such Dealers will contractually commit themselves to transfer and maintain all of their owned Accounts for monitoring by the Company's central monitoring stations for a period of five years. In addition, such Dealers will grant the Company (or its subsidiaries) rights of first refusal to purchase its Accounts and for borrowings secured by Accounts for five years. The securities issued to such Dealers will also be subject to restrictions on transfer. The right to transfer or pledge the securities they receive (as well as the right to exercise the Warrants) will vest annually, at the rate of 20% a year, over a period of five years. If the Dealer defaults on its obligations to the Company, the Dealer will forfeit all of the securities as to which the right to transfer or pledge have not yet vested. See "Business - Dealer Program."

     The Common Stock is traded on the OTC Bulletin Board under the symbol LRMD. On October 13, 1997, the last reported sale price of the Common Stock was $4.50. See "Price Range of Common Stock."
                           _________________________

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
          HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.











                 THE DATE OF THIS PROSPECTUS IS ________, 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington Heights, State of Illinois, on October 20, 1997.


     SECURITY ASSOCIATES INTERNATIONAL, INC.

                                      By: /s/ James S. Brannen
                                         -------------------------------------
                                         James S. Brannen
                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities on the 20th day of October, 1997.



           SIGNATURE                 TITLE
    /s/ James S. Brannen      President (Principal Executive Officer)
    --------------------      and Director
    James S. Brannen
    /s/ Ronald I. Davis*      Director
    --------------------
    Ronald I. Davis

    /s/ Thomas J. Salvatore*  Director
    ------------------------
    Thomas J. Salvatore

    /s/ Douglas Oberlander*   Director
    -----------------------
    Douglas Oberlander

    /s/ Daniel S. Zittnan*    Vice President, Treasurer and Chief
    -----------------------   Financial Officer (Principal Financial and
    Daniel S. Zittnan         Accounting Officer)


   *By/s/ Howard Schickler    Attorney-In-Fact
   -----------------------
   Howard Schickler

                                      II-8